Exhibit 99.1

American Apparel Appoints Colleen B. Brown as Chairperson of the Board of Directors
Former Co-Chairs Allan Mayer and David Danziger to Remain on Board as Committee Chairs
LOS ANGELES, Dec. 22, 2014 /PRNewswire/ -- The Board of Directors of American Apparel, Inc. (NYSE MKT: APP), a vertically-integrated manufacturer, distributor and retailer of branded fashion-basic apparel, today announced that Allan Mayer and David Danziger have stepped down as Co-Chairmen of the Board and will be replaced by Board Member Colleen B. Brown as Chairperson. Mr. Mayer and Mr. Danziger will continue to serve as Members of the Board and will retain their positions as Chairs of the Compensation and Audit committees, respectively.

Ms. Brown, who joined the Board in August and has been serving as Chair of the Nominating and Governance Committee, brings years of experience as both a chief executive and board member of publicly traded companies. Ms. Brown has been instrumental in driving impressive turnarounds, returning several companies to profitability, and has been nationally recognized for her outstanding contributions in enhancing shareholder value.

“It’s time to focus on the work ahead of us and push this company to reach its full potential,” said Ms. Brown. “This is a pivotal moment for American Apparel, and I believe the company is poised for a significant turnaround. It will be very rewarding to work with an executive of newly appointed CEO Paula Schneider’s caliber, and I thank Allan and David for their diligent efforts as Co-Chairmen of the Board.”

“I’m looking forward to working with Colleen —we have the same commitment, work ethic, and goals for American Apparel,” said Ms. Schneider.

“For the good of the company, we pushed hard for Colleen to take the post, and we’re delighted she has. She and Paula Schneider have powerful and complementary expertise that will be invaluable to American Apparel. Both women are strong leaders, and together they will be a tremendous force for growth and positive change at American Apparel,” said Allan Mayer.

“The board has made progress this year, and I believe we will look back and mark this as an important turning point,” said David Danziger. “And we’re ending the year by establishing an updated code of conduct that will serve as an important guide for our company going forward. Step-by-step, we are transforming this company and positioning it for success.”

The Board of Directors also confirmed that it has received an indication of interest to acquire the Company for $1.30 to $1.40 per share. The Board takes these matters seriously, and it will evaluate this proposal in the ordinary course of business. The Company remains focused on positioning American Apparel for a successful turnaround.

“I look forward to building on the momentum we’ve achieved at American Apparel with the addition of strong leadership at the company this year, bringing on Hassan Natha as Chief Financial Officer and Chelsea A. Grayson as General Counsel,” said Ms. Brown. “We’ve also continued to support the superb talent that has grown with us, notably Martin Bailey, Chief Manufacturing Officer and Iris Alonzo, Senior Creative Director, and that support is further reflected in the promotions of long-time employees Patricia Honda and Nicolle Gabbay to the positions of President of Wholesale and President of Retail, respectively. And of course we continue to appreciate the exceptional talent and dedication of all of our employees.”

About American Apparel

American Apparel is a vertically-integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of September 30, 2014, American Apparel had approximately 10,000 employees and operated 245 retail stores in 20 countries including the United States and Canada. American Apparel also operates a global e-commerce site that serves over 60 countries worldwide at http://www.americanapparel.com. In addition, American Apparel operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers.

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